Exhibit 10.1

EXCLUSIVe vessel use AGREEMENT

THIS AGREEMENT is dated August 1, 2023 between:

TMC THE METALS COMPANY INC., a company organized under the laws of British Columbia, Canada (“TMC”);

and

ALLSEAS GROUP s.A, a corporation organized under the laws of Switzerland (“Allseas”)

RECITALS

WHEREAS, Allseas and TMC have been working together since 2019 to develop and scale the collection of polymetallic nodules in the Clarion Clipperton Zone of the Pacific ocean (the “CCZ”);

AND WHEREAS, the Parties entered into a Pilot Mining Test System Agreement on July 8, 2019, as further amended (the “PMTA”), to design, develop and deploys the Pilot Mining Test System (“PMTS”) in NORI-D area;

AND WHEREAS, following the successful deployment of the PMTS, completion of the pilot test and completion of the PMTA, the Parties plan to modify and scale the PMTS into a commercial nodule collection system, where the PMTS is upgraded into a commercial system that will be capable of collecting and transporting a total of 1.3Mtpa of wet nodules from the NORI-D Area in the CCZ to shore (“Project Zero System”).In addition, the Parties intend to enter into a commercial nodule collection contract.

AND WHEREAS, the Parties continue to work towards a binding Heads of Terms Agreement to govern the development of the Project Zero System;

AND WHERAS the Parties wish to maintain and extend the exclusive use of the Samsung 10000 production vessel, named “Hidden Gem” (the “Hidden Gem”) for use in TMC’s NORI-D Project and the development of the Project Zero System;

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations and warranties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties to this Agreement covenant and agree as follows:

Article 1
Exclusive use of the hidden gem

1.1	Exclusivity and Exclusivity Term

In consideration of TMC issuing 4,150,000 Common Shares of TMC (the “Shares”) to Allseas, Allseas undertakes to TMC that for the duration of the Exclusivity Term it will directly or indirectly allocate the vessel Hidden Gem exclusively in support of the development of the Project Zero System.

The Exclusivity Term commences on the date of this agreement and ends on the date, whichever occurs first:

(a)	The Project Zero System is completed; or

(b)	By mutual agreement of the Parties; or

(c)	Of Allseas’ notice pursuant Section 3; or

(d)	31 December 2026.

Furthermore, the Parties acknowledge and agree that any agreement related to the Project Zero System shall contain exclusivity terms with respect to the Hidden Gem and TMC engagement with Allseas for collection and transportation.

1.2	Payment for Exclusivity

As consideration for the Exclusivity Term, TMC shall issue to Allseas, within 14 days of the date hereof, 4,150,000 Shares. For greater certainty, Allseas shall not be entitled to any cash payment in connection with the Exclusivity Term. Allseas agrees and acknowledges that TMC shall issue the Shares in reliance on Allseas’ representations contained in Section 2.2.

Article 2
REPRESENTATIONS AND WARRANTIES

2.1	Mutual Representations and Warranties

Each Party represents to the other Party the following on the date hereof:

(a)	the Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation;

(b)	the Party has the necessary corporate capacity and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations under this Agreement and has taken all necessary corporate action in respect of the foregoing;

(c)	neither the Agreement nor the completion of the transactions contemplated hereby conflicts with, or will conflict with, or will result in a breach or violation of, any constating documents of the Party, any agreement to which the Party is a party or by which the Party is bound, or any applicable law, where such conflict, breach or violation would prevent, impair or modify the performance by the Party of its obligations under this Agreement in any material respect;

(d)	there is no consent, approval, authorization, release, waiver or other action of, or any registration, declaration, filing or notice with or to, any Governmental Authority or other person that is required for the execution or delivery by the Party of this Agreement or the performance of its obligations hereunder;

(e)	this Agreement has been duly executed and delivered by the Party and will constitute upon execution and delivery thereof a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(f)	the Shares have been duly authorized and, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance and delivery of the Shares is not subject to pre-emptive, co-sale, right of first refusal or any other similar rights of the shareholders of TMC or any other person or any liens or encumbrances, other than encumbrances under applicable securities laws. Assuming the accuracy of the representations made by Allseas in the certificate referred to in Section 2.2, the offer and issuance by TMC of the Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and is exempt from the prospectus requirement under applicable Canadian securities laws.

2.2	Allseas Representations and Warranties

Allseas represents to TMC the following:

(a)	that the issuance of the Shares to Allseas will not result in Allseas (individually or together with other persons with whom Allseas has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving TMC’s securities) acquiring, or obtaining the right to acquire, in excess of 19.99% of the outstanding common shares of TMC or the voting power of TMC on a post transaction basis that assumes that the Shares have been issued;

(b)	Allseas is acquiring the Shares pursuant to this Agreement for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares;

(c)	Allseas is an “accredited investor” within the meaning of (i) Rule 501 of Regulation D promulgated under the Securities Act or (ii) a Qualified Institutional Buyer within the meaning of Rule 144A promulgated under the Securities Act; and

(d)	Allseas will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, applicable Canadian securities laws and the rules and regulations promulgated thereunder and Allseas agrees that a restricted legend may be placed on the certificate(s) representing the Shares to such effect.

Article 3
Termination

3.1	Bankruptcy, Insolvency, and Financial Condition

(a)	Allseas may terminate this Agreement on notice to TMC if:

(i)	TMC fails to pay its debts generally as they become due or otherwise acknowledges insolvency;

(ii)	TMC ceases to carry on business in the ordinary course;

(iii)	TMC makes a general assignment for the benefit of its creditors;

(iv)	TMC commences or institutes any application, proceeding, or other action under any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, government order, or other requirement or rule of law of any government authority relating to bankruptcy, insolvency, winding-up, reorganization, administration, plan of arrangement, relief or protection of debtors, compromise of debts, or similar laws, seeking:

(A)	to adjudicate it as bankrupt or insolvent;

(B)	reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, compromise, arrangement, stay of proceedings of creditors generally, or other relief with respect to it or its assets or debts; or

(C)	appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, liquidator, or other similar official for it or for all or any substantial part of its assets; or

(v)	there shall be commenced against TMC any case, proceeding, or other action of a nature referred to in Article 3.1(a)(iv) above which:

(A)	results in the entry of an order granting any of the relief, adjudication or appointments set out in Article 3.1(a)(iv) above; or

(B)	remains undismissed, undischarged, or unbonded for a period of thirty (30) days.

Article 4
General

4.1	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section. Notices and other communications shall be addressed as follows:

(a)	if to TMC:

TMC the metals company Inc.

10th Floor, 595 Howe Street
Vancouver, British Columbia
V6C 2T5 Canada

Attention:   Gerard Barron, CEO
Email:          Gerard@Metals.co

(b)	if to Allseas:

Allseas Group S.A.

Route de Pra de Plan 18
1618 Châtel-Saint-Denis
Switzerland Attention:   Cornelis Kooger
Email:   CKO@Allseas.com

4.2	Assignment

This Agreement shall enure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties’ rights or obligations under this Agreement as permitted under this Section. Neither TMC nor Allseas shall assign all or any part of its rights, benefits or obligations under this Agreement without the prior written consent of the other.

4.3	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter described herein. There are no warranties, conditions or representations (including any that may be implied by statute), and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.

4.4	Governing Law

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales. The Parties agree that the courts of England are the most appropriate and convenient courts to settle disputes and accordingly neither Party will argue to the contrary.

4.5	Delivery; Electronic Execution

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. To evidence its execution of an original counterpart of this Agreement a party may send a copy of its signature on the execution page hereof or thereof to the other parties by facsimile or other means of recorded electronic transmission (including in PDF form) and such transmission shall constitute valid delivery of an executed copy of this Agreement

[Remainder of the page was intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement this 1st day of August, 2023.

TMC THE METALS COMPANY INC.

By:
Name: Gerard Barron
Title: Chief Executive Officer

ALLSEAS GROUP S.A.
By:	/s/ Edward Heerema
Name: E.P. Heerema
Title: President

Signature Page – Credit Facility – TMC and ALLSEAS